Nationwide Care Concierge Endorsement

Attached to and made a part of this Contract issued by

NATIONWIDE LIFE INSURANCE COMPANY

10350 ORMSBY PARK PLACE

LOUISVILLE, KY 40223

Phone Number 800-848-6331

General Information Regarding this Endorsement

This Endorsement (“Endorsement”) is made part of the Contract to which it is attached and is effective on the Date of Issue. To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Endorsement will control the Contract accordingly. Terms not defined in this Endorsement have the meaning given to them in the Contract. All programs or services provided via this Endorsement ends when the Contract terminates or is Surrendered.

Charge

There is no additional charge for this Endorsement.

Purpose

The purpose of this Endorsement is to inform the Contract Owner that, from time to time, Nationwide may offer additional programs and/or services that provide the opportunity to obtain benefits. Such programs and/or services will be offered to all eligible Contracts on a uniform and nondiscriminatory basis.

Availability and Termination

Programs and/or services provided under this Endorsement are subject to availability and may be modified, suspended, or terminated upon providing the Contract Owner with written notice. In addition, the opportunity to obtain additional benefits through any program or service will terminate upon termination of the Contract.

Programs and Services

From time to time, and at Nationwide’s sole discretion, Nationwide may provide the Contract Owner, or allow others to provide the Contract Owner, with the opportunity to obtain benefits through a customer advocate program offering professional counseling, expert consultants, and research and referral services.

Nationwide may arrange for third parties to provide and/or administer such program and/or service.

When provided through a third party, general terms and conditions regarding a program or service are determined by the third-party service provider. Nationwide is not liable for negligent acts or omissions of such third-party service providers. Participation in such program or service is voluntary.

Executed for Nationwide by:

Secretary	President

ICC18-AAZZ-0104AO	(Compact-Standard) (2/2019)